Exhibit 99.1

ALX Oncology Enters $100 Million Loan Facility Agreement with Oxford Finance and Silicon Valley Bank to Support Ongoing Development of Evorpacept

Expects to extend cash runway to mid-2025

SOUTH SAN FRANCISCO, Calif., October 31, 2022 (GLOBE NEWSWIRE) -- ALX Oncology Holdings Inc., (“ALX Oncology”) (Nasdaq: ALXO) a clinical-stage immuno-oncology company developing therapies that block the CD47 checkpoint pathway, today announced it has entered into a loan facility agreement with Oxford Finance LLC and Silicon Valley Bank for up to $100 million of non-dilutive financing. The facility will support the continued development of evorpacept, a next generation CD47 blocking therapeutic.

“We appreciate the support of Oxford Finance and Silicon Valley Bank. The non-dilutive capital from this term loan facility combined with the cash already on our balance sheet further strengthens our financial position allowing us to advance our lead program, evorpacept, through multiple clinical trials and milestones in the coming years,” said Peter Garcia, Chief Financial Officer of ALX Oncology. “With ability to draw down up to $50 million of the facility at our discretion, we expect to be able to extend our cash runway to mid-2025.”

“ALX Oncology’s CD47 blocker, evorpacept, has demonstrated promising clinical results compared to other CD47 blockers,” said Christopher A. Herr, Senior Managing Director at Oxford Finance. “We are pleased to partner with Silicon Valley Bank to support ALX in its continued development and advancement of its pipeline.”

“Silicon Valley Bank is excited to expand our partnership with ALX Oncology,” said Kale Frank, Director of Life Science and Healthcare at Silicon Valley Bank. “We continue to be impressed with ALX’s clinical progress, and this large commitment will support ALX’s important mission to help patients fight cancer.”

Under the terms of the loan agreement, ALX Oncology drew $10 million of an initial $50 million tranche at closing, with the remaining $40 million available at its discretion through the end of 2023. ALX Oncology also has access up to an additional $50 million with $12.5 million available in each of two tranches based upon the achievement of milestones related to the development of evorpacept and one pre-clinical product candidate, and $25 million available at the Lenders’ discretion. The loan carries an interest-only period of 36 months (extendable to 48 months) and total term of 59 months. There are no warrants or financial covenants in the agreement.

About ALX Oncology

ALX Oncology is a publicly traded, clinical-stage immuno-oncology company focused on helping patients fight cancer by developing therapies that block the CD47 checkpoint pathway and bridge the innate and adaptive immune system. ALX Oncology’s lead product candidate, evorpacept, is a next generation CD47 blocking therapeutic that combines a high-affinity CD47 binding domain with an inactivated, proprietary Fc domain. Evorpacept has demonstrated promising clinical responses across a range of hematologic and solid malignancies in combination with a number of leading anti-cancer agents. ALX Oncology intends to continue clinical development of evorpacept for the treatment of multiple solid tumor indications and hematologic malignancies.

About Oxford Finance LLC

Oxford Finance is a specialty finance firm providing senior secured loans to public and private life sciences and healthcare services companies worldwide. For over 20 years, Oxford has delivered flexible financing solutions to its clients, enabling these companies to maximize their equity by leveraging their assets. Since 2002, Oxford has originated approximately $9 billion in loans. Oxford is headquartered in Alexandria, Virginia, with additional offices in California (San Diego, Palo Alto, and Los Angeles) and the greater Boston and New York City metropolitan areas. For more information, visit oxfordfinance.com.

About Silicon Valley Bank

Silicon Valley Bank, the bank of the world’s most innovative companies and investors, provides commercial banking services, expertise and insights to the technology, life science and healthcare, private equity, venture capital and premium wine industries. Silicon Valley Bank operates in centers of innovation around the world and is one of SVB’s core businesses with SVB Capital, SVB Private and SVB Securities. With global commercial banking services, Silicon Valley Bank helps address the unique needs of its dynamic, fast-growing, innovative clients. Learn more at svb.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. Forward-looking statements include statements regarding future results of operations and financial position, business strategy, product candidates, planned preclinical studies and clinical trials, results of clinical trials, research and development costs, regulatory approvals, timing and likelihood of success, plans and objects of management for future operations, as well as statements regarding industry trends. Such forward-looking statements are based on ALX Oncology’s beliefs and assumptions and on information currently available to it on the date of this press release. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause ALX Oncology’s actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. These and other risks are described more fully in ALX Oncology’s filings with the Securities and Exchange Commission (“SEC”), including ALX Oncology’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other documents ALX Oncology files with the SEC from time to time. Except to the extent required by law, ALX Oncology undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Investor Contact:

Peter Garcia

Chief Financial Officer, ALX Oncology

(650) 466-7125 Ext. 113

peter@alxoncology.com

Argot Partners

(212) 600-1902

alxoncology@argotpartners.com

Media Contact:

Karen Sharma

MacDougall

(781) 235-3060

alx@macbiocom.com